BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

*090503*

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske (signature) | **20180539000-08** |
| Barbara K. Cegavske | Filing Date and Time |
| Secretary of State | **12/17/2018 8:47 AM** |
| State of Nevada | Entity Number |
| | **C13682-1998** |

# Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

**USE BLACK INK ONLY - DO NOT HIGHLIGHT**

**ABOVE SPACE IS FOR OFFICE USE ONLY**

**This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation**

**(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)**

**(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)**

1. Name of Nevada entity as last recorded in this office:

Yummies, Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _____
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☒ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: _____ Time: _____

(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

**AMENDED AND RESTATED**
**ARTICLES OF INCORPORATION**
**OF**
**YUMMIES, INC.**

Yummies, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

**1.** The current name of the Corporation is Yummies, Inc.

**2.** The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on June 11, 1998.

**3.** These Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation pursuant to a unanimous written consent in lieu of a meeting, dated November 13, 2018, and by the holders of a majority of the Corporation's issued and outstanding capital stock entitled to vote thereon pursuant to a written consent in lieu of a meeting, dated November 13, 2018, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

**4.** The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

## ARTICLE 1
## NAME

The name of the corporation is Yummies, Inc. (hereinafter, the "Corporation").

## ARTICLE 2
## PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

## ARTICLE 3
## AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 450,000,000 shares of Common Stock having a par value of $0.0001 per share and 50,000,000 shares of Preferred Stock having a par value of $0.0001 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes.

## ARTICLE 4
## GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the board of directors. The number of directors comprising the board of directors shall be set forth in the bylaws of the Corporation.

## ARTICLE 5
## ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 5 shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

## ARTICLE 6
## COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 6 shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

**IN WITNESS WHEREOF**, the undersigned has executed these Amended and Restated Articles of Incorporation this 17th day of December, 2018.

**YUMMIES, INC.**

By: 林偉賢

Name: Wei-Hsien Lin
Title: President